Exhibit 99.1

Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Reports First Quarter 2017 Results
Sales of $242 million and E.P.S. of $1.03

ALPHARETTA, GEORGIA — May 10, 2017 — Neenah Paper, Inc. (NYSE:NP) today reported 2017 first quarter results.

First Quarter Highlights

·           Revenues of $242.1 million were equal to $242.1 million in the prior year.
 ·        Operating income of $27.0 million declined from $31.4 million in the prior year. Results in 2017 included $5 million of combined costs for start-up of new filtration capacity in the US and downtime at the German filtration facility.
 ·           Earnings per diluted share of $1.03 compared with $1.11 per share in 2016. Excluding 2016 integration and restructuring costs of $0.04 per share, adjusted E.P.S. was $1.15 in 2016. There were no non-GAAP adjustments to earnings in 2017.
 ·           Cash generated from operations of $22.0 million increased from $16.1 million in 2016.

•	Quarterly dividend payments of $0.37 per share increased 12 percent from $0.33 per share in the first quarter of 2016.

“Adjusted earnings” is a non-GAAP measure used to improve understanding and comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

"Our businesses had a solid start to the year, especially knowing that Technical Products’ earnings in the first half of the year would be impacted by start-up costs for our new U.S. filtration operations and short term headwinds from currency and rising input costs. The filtration facility qualification is progressing well and we continue to see enthusiastic support from our customers as we earn their approval on production from these new assets.  Results in the quarter also included one-time costs for a downtime in our German filtration facility that was initiated to modify our operation and improve the safety and reliability of our saturation process,” said John O’Donnell, Chief Executive Officer. “While these have a short-term impact on results, we remain confident about the long term success and returns from these investments. The substantial cash flows that our businesses consistently generate allow us to fund attractive investments, increase cash returns to shareholders and maintain a strong balance sheet, and we remain well positioned to act on future organic and strategic opportunities.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $242.1 million in the first quarter of 2017 were equal to 2016, as modest growth in both Fine Paper and Packaging and Technical Products was offset by unfavorable currency effects and a decline in sales of Other products. On a constant currency basis, consolidated net sales increased 1 percent.

Selling, general and administrative (SG&A) expense of $24.9 million in the first quarter of 2017 decreased from $26.4 million in the prior year primarily due to timing of certain expenses.

Operating income of $27.0 million in 2017 compared with $31.4 million in 2016. The lower income in 2017 was primarily due to $3.1 million of costs resulting from the U.S. filtration business start-up, approximately $2 million of higher costs for a week of downtime and other items in Germany, and other unfavorable impacts in Technical Products from input costs and currency. These items were partially offset by increased operating income in Fine Paper and Packaging as a result of reduced SG&A, lower manufacturing costs, and higher volumes and prices. Consolidated operating income in 2016 included $1.1 million of costs for integration and restructuring. Excluding these items, last year's adjusted operating income was $32.5 million.

Net interest expense of $3.2 million in the first quarter of 2017 increased from $2.9 million in the first quarter of 2016 primarily as a result of interest expense that was capitalized in 2016 for the U.S. filtration project. The effective income tax rate of 26 percent in the first quarter of 2017 compared with 33 percent in the first quarter of 2016. The 2017 rate was lower due to excess tax benefits related to stock compensation.

Income from continuing operations of $17.6 million decreased 8 percent compared with $19.2 million in the first quarter of 2016 primarily as a result of the lower operating income in 2017, partly offset by benefits from a lower tax rate.

Cash Flow and Balance Sheet Items

Cash provided from operations in the first quarter of 2017 was $22.0 million compared with $16.1 million in the first quarter of 2016. Increased cash generation in 2017 resulted from a lower investment in working capital, partly offset by lower earnings.

Capital spending of $11.5 million in the first quarter of 2017 was similar to spending of $11.3 million in the prior year.

Debt as of March 31, 2017 was $226.3 million compared to $220.9 million on December 31, 2016. Cash and cash equivalents as of March 31, 2017 were $5.5 million compared with $3.1 million as of December 31, 2016.

Cash returns to shareholders through dividends and share repurchases totaled $13.1 million in the first quarter of 2017 and $10.9 million in the prior-year period.

Quarterly Segment Results

Technical Products net sales of $121.9 million compared with $121.5 million in the prior year. The increase in revenues resulted from volume growth led by backings, labels, and transportation filtration, and a higher average selling price due to a higher value sales mix. These items were mostly offset by unfavorable currency exchange effects. On a constant currency basis, net sales increased more than 2 percent.

Operating income of $12.5 million in the first quarter of 2017 decreased compared with prior year income of $19.2 million. Lower operating income resulted from higher manufacturing costs, including $3.1 million resulting from the U.S. filtration capacity start-up, approximately $2 million of higher filtration costs for downtime and other costs in Germany, and other unfavorable impacts from higher material costs and currency effects. These items were partially offset by benefits from higher sales volumes and lower integration and restructuring costs. Operating income in 2016 included $0.3 million of integration and restructuring costs. Excluding these costs, adjusted operating income in 2016 was $19.5 million.

Fine Paper & Packaging net sales of $114.3 million in the first quarter of 2017, compared with $113.8 million in the prior year. The increase in revenues resulted from higher volumes and increased selling prices that were largely offset by a lower priced mix due to a higher proportion of sales of non-branded products.

Operating income of $20.3 million in the first quarter of 2017 increased from $17.5 million in the prior year. Higher operating income in 2017 resulted from reduced SG&A expense, higher volumes and selling prices, and lower input and integration costs, that were partially offset by a lower priced product mix. Operating income in 2016 included integration costs of $0.3 million. Excluding these costs, adjusted operating income in 2016 was $17.8 million.

Unallocated Corporate costs in the first quarter of 2017 were $5.5 million compared with $5.3 million in the prior year period. In 2016, costs included $0.3 million for integration and restructuring. Higher costs in 2017 resulted primarily due to timing of certain items. In both 2017 and 2016, quarterly costs were higher as a result of timing of stock compensation expense.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	First Quarter
$ millions	2017	2016
GAAP Operating Income	$27.0	$31.4
Integration/Restructuring Costs	—	1.1
Adjusted Operating Income	$27.0	$32.5

GAAP Income	$17.6	$19.2
Integration/Restructuring Costs	—	0.7
Adjusted Income	$17.6	$19.9

GAAP Earnings per Diluted Common Share	$1.03	$1.11
Integration/Restructuring Costs	—	0.04
Adjusted Earnings per Share	$1.03	$1.15

Diluted Shares	17,025	17,051

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, May 11, 2017
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 870-4263 Toll Free or (412) 317-0790 International
To be joined into: Neenah Paper Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events/Presentations page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events/Presentations section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until May 18, 2017 and may also be accessed by dialing (877) 344-7529 in the US, (855) 669-9658 in Canada, or (412) 317-0088 Internationally, using conference ID 10106468.

About Neenah Paper, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United
Kingdom. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net sales	$242.1	$242.1
Cost of products sold	190.1	183.3
Gross profit	52.0	58.8
Selling, general and administrative expenses	24.9	26.4
Integration/restructuring costs	—	1.1
Other expense (income) - net	0.1	(0.1)
Operating income	27.0	31.4
Interest expense - net	3.2	2.9
Income from continuing operations before income taxes	23.8	28.5
Provision for income taxes	6.2	9.3
Net income	$17.6	$19.2

Earnings Per Common Share
Basic	$1.04	$1.13
Diluted	$1.03	$1.11

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,779	16,778
Diluted	17,025	17,051

NEENAH PAPER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net Sales:
Technical Products	$121.9	$121.5
Fine Paper and Packaging	114.3	113.8
Other	5.9	6.8
Consolidated	$242.1	$242.1

Operating Income:
Technical Products	$12.5	$19.2
Fine Paper and Packaging	20.3	17.5
Other	(0.3)	—
Unallocated corporate costs	(5.5)	(5.3)
Consolidated	$27.0	$31.4

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended March 31,
	2017	2016
Technical Products
GAAP Operating Income	$12.5	$19.2
Integration/Restructuring Costs	—	0.3
Adjusted Operating Income	12.5	19.5

Fine Paper and Packaging
GAAP Operating Income	20.3	17.5
Integration/Restructuring Costs	—	0.3
Adjusted Operating Income	20.3	17.8

Other/Unallocated Corporate
GAAP Operating Income	(5.8)	(5.3)
Integration/Restructuring Costs	—	0.5
Adjusted Operating Income	(5.8)	(4.8)

Consolidated
GAAP Operating Income	27.0	31.4
Integration/Restructuring Costs	—	1.1
Adjusted Operating Income	$27.0	$32.5

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$5.5	$3.1
Accounts receivable - net	111.5	96.5
Inventories	117.1	116.3
Prepaid and other current assets	18.3	20.4
Total Current Assets	252.4	236.3
Property, Plant and Equipment - net	363.2	364.6
Deferred Income Taxes	10.0	6.1
Goodwill and Other Intangibles - net	144.2	144.4
Other Noncurrent Assets	17.6	14.2
Total Assets	$787.4	$765.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1.2	$1.2
Accounts payable	56.4	55.6
Accrued expenses	44.7	51.2
Total Current Liabilities	102.3	108.0
Long-term Debt	225.1	219.7
Deferred Income Taxes	18.3	10.1
Noncurrent Employee Benefits	87.0	86.7
Other Noncurrent Obligations	6.2	2.8
Total liabilities	438.9	427.3
Stockholders’ Equity	348.5	338.3
Total Liabilities and Stockholders’ Equity	$787.4	$765.6

NEENAH PAPER, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net income	$17.6	$19.2
Depreciation and amortization	7.8	8.2
Stock-based compensation	2.5	2.5
Deferred income tax provision	3.3	3.5
Increase in working capital	(11.3)	(18.8)
Pension and other postretirement benefits	1.9	1.7
Other	0.2	(0.2)
Net cash provided by operating activities	22.0	16.1

Investing Activities
Capital expenditures	(11.5)	(11.3)
Other	(0.2)	(0.4)
Cash used in investing activities	(11.7)	(11.7)

Financing Activities
Long-term borrowings-net of debt issuance costs	81.8	89.1
Repayment of debt	(76.9)	(81.8)
Cash dividends paid	(6.3)	(5.6)
Shares purchased	(6.8)	(5.3)
Proceeds from exercise of stock options	0.3	0.1
Cash used in financing activities	(7.9)	(3.5)

Effect of exchange rates on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	2.4	0.9
Cash and cash equivalents, beginning of the year	3.1	4.2
Cash and cash equivalents, end of period	$5.5	$5.1